UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LASERCARD CORPORATION

(Name of Registrant as Specified in Its Charter)

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LASERCARD CORPORATION
1875 N. Shoreline Blvd.
Mountain View, California 94043

NOTICE of 2010 Annual Meeting of Stockholders
Tuesday, September 14, 2010
9:00 a.m. Pacific Time

To the Stockholders:

The 2010 Annual Meeting of Stockholders of LaserCard Corporation (the “Company”) will be held in the Bacchus Room at Crowne Plaza Cabana Palo Alto, 4290 El Camino Real, Palo Alto, California, 94306, on Tuesday, September 14, 2010, at 9:00 a.m. Pacific time, for the following purposes:

1. to elect directors;

2. to ratify the selection of SingerLewak LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 1, 2011; and

3. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on Friday, July 16, 2010 are entitled to notice of and to vote at this meeting and at any continuation, adjournment, or postponement thereof.

By Order of the Board of Directors

/s/ STEVEN G. LARSON
Secretary

Mountain View, California
July 30, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on September 14, 2010.

Our Proxy Statement for our 2010 Annual Meeting of Stockholders and our Annual Report to Stockholders for the fiscal year ended April 2, 2010 are available on our website at www.lasercard.com.

Notice of Internet Availability of Proxy Materials

We are operating under the Securities and Exchange Commission’s (“SEC”) proxy rules which permit us to send our stockholders a paper Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) concerning Internet availability of proxy materials for our annual stockholders meeting.  This enables us to provide our stockholders with the information they need in a cost-effective and environmentally-friendly or “green” manner by avoiding the printing of unnecessary and/or unwanted materials.  In accordance with these rules, we are furnishing these proxy materials to our stockholders on the Internet.  The Notice of Availability instructs you how to access and review our proxy materials on-line and how to vote by Internet.  The Notice of Availability also instructs you how to request by Internet or by telephone that an electronic copy of our proxy materials and annual report be sent to you by email or that a paper copy be sent to you by regular mail.

Voting Shares Held in Your Own Name

If your shares are held directly in your name, you are a “registered stockholder” and you are directly receiving a Notice of Availability which contains a control number. You may vote by Internet by following the instructions on the Notice of Availability.  You will need to have the control number contained on your Notice of Availability in order to vote.

If you request a paper copy of our proxy materials, then you will also receive a proxy card that you can use to authorize how your shares will be voted at our annual meeting of stockholders.  Please follow the instructions on the proxy card to submit a proxy to vote your shares at our annual meeting either by Internet, or by calling 1-866-540-5760 toll free from the United States or Canada, or else please complete, sign and date the proxy card and return it in the envelope provided; no postage is necessary if mailed in the United States.

Whether or not you plan to attend the meeting, we would request that you submit a proxy so that your shares will be voted at the annual meeting.  If you attend the meeting, and so desire, you may withdraw any proxy you have submitted and vote in person.

Voting Shares Held in “Street Name”

If your shares are registered in the name of a bank, brokerage firm or other nominee, you are a “street name stockholder” and you are receiving a Notice of Availability from your bank, broker or other nominees which contains a control number.  You may vote by Internet by following the instructions on the Notice of Availability.  You will need to have the control number contained on your Notice of Availability in order to vote.

If you request a paper copy of these proxy materials, then you will also receive a voting instruction form from your broker, bank or nominee that you can use to authorize how your shares will be voted at our annual meeting of stockholders.  Please follow the instructions on that form to submit voting instructions to vote your shares at our annual meeting either by Internet or, if available from your broker, bank or nominee, by telephone, or else please complete, sign and date the form and return it in the envelope provided by the broker, bank or nominee; no postage is necessary if mailed in the United States.

Whether or not you plan to attend the meeting, we would request that you vote your shares.  Street name stockholders may attend the 2010 Annual Meeting and vote in person by contacting the broker, bank or other nominee in whose name the shares are registered, or their agent, to obtain a legal proxy showing the number of shares you owned beneficially on the record date and giving you the right to vote your shares at the annual meeting. You must bring the legal proxy to the annual meeting in order to vote in person.

Voting Deadline

If you are voting by Internet or by telephone, you must vote by 11:59 p.m. East Coast time on September 13, 2010.

LASERCARD CORPORATION
1875 N. Shoreline Blvd.,
 Mountain View, California 94043

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 14, 2010

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of LaserCard Corporation, a Delaware corporation (the “Company”), for use at the 2010 Annual Meeting of Stockholders of the Company, to be held in the Bacchus Room at Crowne Plaza Cabana Palo Alto, 4290 El Camino Real, Palo Alto, California, 94306, at 9:00 a.m. Pacific time on Tuesday, September 14, 2010.  Only stockholders of record on Friday, July 16, 2010, will be entitled to vote.  At the close of business on that date, the Company had 12,260,312 shares of common stock outstanding.

Stockholders are entitled to one vote for each share held. All duly executed proxy cards received prior to the meeting will be voted at the annual meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by proxies will be voted as follows:

●     FOR the election of the Board’s nominees as directors as set forth in this Proxy Statement; and

●     FOR the ratification of SingerLewak LLP as the Company’s independent registered public accounting firm as set forth in this Proxy Statement.

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. Any stockholder that submits a proxy for our annual meeting has the power to revoke the proxy prior to its exercise. A proxy may be revoked by filing with the Secretary of the Company, prior to the meeting, either an instrument revoking it or a duly executed proxy bearing a later date; by submitting a proxy bearing a later date by mail, telephone or the Internet; or by attending the meeting and electing to vote in person by ballot.

The required quorum for the transaction of business at the annual meeting is a majority of the shares outstanding on the record date and entitled to vote at the annual meeting, represented in person or by proxy. Shares that are duly voted “FOR,” “AGAINST,” or “ABSTAIN” on any matter are treated as being present at the meeting for purposes of establishing a quorum.

 For the election of directors, any shares with respect to which the vote has been withheld for a particular director will be entirely excluded from the vote with respect to that director and will have no effect on the outcome.  For all other proposals, we treat abstentions as shares present or represented and entitled to vote on any proposal and so, abstaining has the same effect as a vote against the proposal. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on certain non-routine matters and who have not received voting instructions from their customers) on a proposal are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved that matter and, therefore, will not be counted in determining the outcome of the vote on that matter. Please note that the election of directors in Proposal 1 is considered non-routine and the ratification of SingerLewak LLP as our independent registered public accounting firm in Proposal 2 is considered routine.  Brokers who have not received voting instructions from their customers may not vote their customers’ shares on Proposal 1 (election of directors) but are entitled to vote on Proposal 2 (ratification of SingerLewak LLP as our independent registered public accounting firm).

This Proxy Statement is being filed with the SEC on or about July 28, 2010, and a Notice of Availability regarding this Proxy Statement will be mailed on or about August 5, 2010 to stockholders of record as of July 16, 2010.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

The Company’s By-Laws currently provide for a Board of Directors with six authorized directors and the Company currently has six directors.  However, Arthur H. Hausman, a current director, has informed the Company that he plans to retire from the Board of Directors at the end of his current term, which expires on September 14, 2010.  At that time, the Board will fix the authorized number of directors as five.  All directors are elected annually and serve a one-year term until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

The following five persons were nominated by the Company’s Board of Directors upon recommendation of its Nominating and Corporate Governance Committee for election as directors: Bernard C. Bailey, Robert T. DeVincenzi, Donald E. Mattson, Albert J. Moyer, and Walter F. Walker.  Certain biographical information about the nominees and Arthur H. Hausman is set forth in the Security Ownership by Directors and Executive Officers table.  The Board of Directors would like to thank Mr. Hausman for his years of dedicated service and his contributions to the Company.

As explained above, all proxies solicited hereby will be voted for the election of the five nominees unless authority to vote for one or more nominees is expressly withheld on a stockholder’s properly submitted proxy. If any nominee is unable or declines to serve as director at the time of the annual meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

The Board of Directors recommends a vote FOR the election of the Company’s nominees.

Required Vote for Approval of Proposal 1

The election of each nominee to the Board of Directors will require the affirmative vote of the holders of a plurality of the shares of the Company’s common stock present in person or represented by proxy at the meeting. The five nominees for director who receive the most votes cast in their favor will be elected to serve as directors. With respect to the election of directors, stockholders may (1) vote “FOR” all five nominees, (2) ”WITHHOLD” authority to vote for all such nominees, or (3) ”WITHHOLD” authority to vote for any individual nominee or nominees, but vote for all other nominees. Because directors are elected by a plurality of the votes cast, shares for which authority to vote has been withheld will have no effect on the outcome of the election.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Determination of Independence

The Board of Directors has determined that all of its current members and nominees other than Mr. DeVincenzi are “independent” as defined by applicable listing standards of The Nasdaq Stock Market (“Nasdaq”) and SEC rules.

Independent Board Leadership

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s shareholders at this time. This structure ensures a greater role for the independent Directors in the oversight of the Company and active participation of the independent Directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the company’s day-to-day operations.  In order to separate the role of Chief Executive Officer (“CEO”) from Board leadership, Mr. Bailey serves as Chairman of the Board.

Risk Oversight

Material risks are identified and prioritized by the Company’s CEO and senior management.  The Audit Committee is charged with reviewing the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, while strategic risks are referred to the full Board. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each.

Board Meetings and Committees

The Board of Directors held eight meetings during the fiscal year ended April 2, 2010. The Board has standing Audit, Compensation, Corporate Strategy, and Nominating and Corporate Governance Committees. During fiscal year 2010, the Audit Committee held four meetings, the Compensation Committee held seven meetings, the Corporate Strategy Committee held one meeting, and the Nominating and Corporate Governance Committee held four meetings. All directors attended in person or telephonically at least 75% of the meetings of the Board of Directors and of the committees on which such directors serve.  At the end of each regularly scheduled meeting, the independent members of the Board of Directors meet without any non-independent directors (currently only Mr. DeVincenzi) or employees present.

The Audit Committee is generally responsible for oversight on matters relating to financial accounting and reporting, internal controls, auditing, legal and regulatory compliance activities, and other matters as the Board of Directors deems appropriate. The Audit Committee’s role is limited to this oversight; it is not the duty of the Audit Committee to plan or conduct audits or to determine whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Rather, the Company’s management is responsible for preparing the Company’s financial statements and the Company’s independent registered public accounting firm (“independent accountants”) is responsible for auditing those financial statements. The Audit Committee has the sole authority to appoint, retain, compensate, evaluate, and, where appropriate, replace the Company’s independent accountants. In addition, the Audit Committee has the sole authority to approve all auditing services and non-audit services to be provided to the Company and its subsidiaries by the independent accountants in advance of the provision of these services. The Audit Committee also approves the fees and terms of all audit and non-audit services provided by the independent accountants and evaluates their independence. The Audit Committee currently is composed of three independent directors, namely Mr. Moyer (Chairman) and Messrs. Mattson and Walker, each of whom the Board believes to be qualified and has determined is “independent” as defined by Nasdaq listing requirements and Securities and Exchange Act, as amended (the “Exchange Act”), Rule 10A-3(b)(1).

The Board of Directors has determined that Albert J. Moyer, a member of the Audit Committee, is an audit committee financial expert.

The Compensation Committee currently is composed of three directors, namely Mr. Hausman (Chairman) and Messrs. Bailey and Moyer.  All of the members of the Compensation Committee qualify as “independent” as defined by the Nasdaq listing requirements, “non-employee directors” under Exchange Act Rule 16b-3, and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986. Under its charter adopted by the Board of Directors, the Compensation Committee is responsible, on behalf of the Board, for reviewing and approving compensation programs, policies, and plans designed to motivate personnel to achieve Company objectives. One of the key responsibilities of the Compensation Committee is to recommend to the independent directors for their approval the compensation of the CEO, taking into account his evaluation by the Board of Directors. Other responsibilities include: approving the compensation of the Company’s other executive officers, reviewing and approving recommendations from the CEO for the compensation of officers (other than executive officers), other senior managers, and key employees; reviewing and approving stock option grants for specific employees as provided under existing Company plans and administer such plans; and reviewing and approving the concept and design of management incentive plans and programs for Company officers, other senior managers, and key employees. An additional responsibility of the Compensation Committee is the review and approval of recommendations regarding changes in compensation of non-employee directors.

The Corporate Strategy Committee currently is composed of the CEO and two directors, namely Mr. DeVincenzi (Chairman) and Messrs. Bailey and Mattson.  The Corporate Strategy Committee as well as the full Board of Directors participates with management to develop the Company’s strategic plan, including merger and acquisition strategy.  The Corporate Strategy Committee and the Board of Directors then oversees management’s development of plans to implement the strategy; participates with management in the review and evaluation of individual merger and acquisition candidates and investment opportunities; and reviews and monitors progress, execution, and implementation of the strategy.  On July 27, 2010, the Board of Directors determined that since all board members have a continuing and detailed involvement and oversight of strategic matters as a normal part of all regularly scheduled and special board meetings, it is no longer necessary to have a separate committee perform this function. As a result, the board elected to dissolve the strategy committee as a separate board committee.

The Nominating and Corporate Governance Committee is responsible for recommending nominees for director to the Board of Directors, and reviewing and making recommendations to the Board of Directors with respect to candidates for director proposed by stockholders.  The Nominating and Corporate Governance Committee also periodically reviews and may recommend changes in the Company’s governance practices.  The Nominating and Corporate Governance Committee currently is composed of three outside independent directors, namely, Mr. Walker (Chairman) and Messrs. Hausman and Mattson.

All four committees of the Board have written charters that have been approved by the Company’s Board of Directors.  Copies of these charters are available on the Company’s website (www.lasercard.com).

Compensation Committee Interlocks And Insider Participation

The Compensation Committee members whose names appear in the section entitled “Board Meetings and Committees” were Compensation Committee members during all of the fiscal year ended April 2, 2010.  No member who served on the Compensation Committee at any time during fiscal year 2010 is a former or current officer or employee of the Company or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions. During the fiscal year ended April 2, 2010, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Company’s Compensation Committee.

Certain Relationships And Related Transactions

The Company’s Code of Ethics and Business Conduct requires disclosure to the Chief Financial Officer or CEO of any proposed transaction in which a related person, such as an employee, officer, director, or 5% stockholder, or their immediate family members, has a material interest.  If such proposed transaction is material to the Company, then the Audit Committee would determine whether to authorize the transaction, taking into account such factors as the nature of the proposed transaction and the related person’s interest and whether the transaction is just and reasonable as to the Company.  For the most significant transactions, for example those involving more than $120,000 and involving an executive officer or board member, then the full Board of Directors would make this determination rather than the Audit Committee.  The Audit Committee or Board of Directors, as the case may be, may determine to ratify interested person transactions that have already been undertaken.  The Company is not aware of any significant related person transactions in fiscal year 2010.

Directors Nominations

    The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board of Directors for nomination or election.

    The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board of Directors has as an objective that its membership as a whole be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge that may be useful to the Company and the Board. Each of the nominated directors holds or has held senior executive or technology positions and either has operating experience or accounting and finance or industry knowledge. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. Several directors also have experience serving on boards of directors and board committees of other public companies. The Nominating and Corporate Governance Committee also believes that each of the nominees and current Directors has other key attributes that are important to an effective board: high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director.

The Nominating and Corporate Governance Committee believes it appropriate for at least one member of the Audit Committee to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of Nasdaq Stock Market. While the Nominating and Corporate Governance Committee believes it can be appropriate for certain key members of the Company’s management to participate as members of the Board, it also believes it is better corporate governance that the CEO be the only management on the Board.

    Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the Director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee, and by stockholders. Once identified, candidates are initially interviewed by the Chairman of the Nominating and Corporate Governance Committee and our CEO, and then by all members of the Nominating and Corporate Governance Committee and the Chairman of the Board.

    The Nominating and Corporate Governance Committee does not currently use the services of a third party consultant to assist in the identification or evaluation of potential director candidates.  However, it may engage a third party to provide for such services in the future.

The Nominating and Corporate Governance Committee will consider nominees proposed timely by the stockholders based on the same criteria it uses for all director candidates. Any stockholder who wishes to recommend a prospective nominee for the committee’s consideration for the Board of Directors may do so by giving timely notice of the candidate’s name and qualifications in writing to the Secretary of the Company, 1875 North Shoreline Boulevard, Mountain View, CA 94043 and by otherwise complying with the procedures set forth in Section 2.13(b) of the Company’s By-Laws.  See “Stockholder Proposals and Board Nominations for the 2010 Annual Meeting.”

Board of Directors Interaction with Stockholders

The Company provides for a process for stockholders to communicate with the Board of Directors.  Stockholders may send written communications to the attention of the Board of Directors, a specific Board member, or a specific committee, in care of LaserCard Corporation, Attention: Steven Larson, 1875 N. Shoreline Blvd., Mountain View, California 94043.  You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.  Mr. Larson will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Board Attendance at Annual Meetings

Although the Company does not have a formal policy regarding Board attendance at annual meetings of stockholders, all Board members are expected to attend. All members of the Board attended the 2009 annual meeting that was held on September 15, 2009.

Director Compensation

During fiscal year 2010, all non-employee directors received a retainer of $36,000 for their services both as directors and as committee members.  In addition, the Chairman of the Board, Vice Chairman of the Board, and the various committee chairs, if non-employee directors, received the following supplemental annual retainer for his or her services in such capacity:

Chairman of the Board:  $60,000
Vice Chairman of the Board:  $30,000
Chairman of the Audit Committee:  $20,000
Chairman of the Compensation Committee:  $10,000
Chairman of Nominating and Corporate Governance Committee: $5,000

All annual retainers are payable one-twelfth each month.  The Company generally does not pay director’s Board or Board committee meeting attendance fees, although the Board could approve meeting fees on a case by case basis in the future if the Board or a Board committee was required to have an unusually large number of meetings due to then extant circumstances.

The Company’s 2004 Equity Incentive Compensation Plan (the “Plan”) provides that each non-employee director elected at an annual meeting would receive an award of restricted shares with a value of $36,000 (calculated in accordance with generally accepted accounting principles, or GAAP), but not more than 8,000 shares (including any shares that may be issued in lieu of cash compensation in the one-year period either preceding or succeeding such award).  The award vests on the date eleven months after the grant date of the award.

The Plan further provides that each director who was elected other than at an annual meeting would receive a like award of restricted shares whose size would be pro-rated by the portion remaining of the one-year period since the prior annual meeting.

Non-Executive Director Compensation Table for Fiscal Year 2010

The following chart shows the compensation earned by or paid to each non-employee director for their service in fiscal year 2010.  The compensation paid to Mr. DeVincenzi, the Company’s President and Chief Executive Officer is presented in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Bernard C. Bailey	96,000	35,992	0	0	0	131,992
Arthur H. Hausman (4)	46,000	35,992	0	0	0	81,992
Donald E. Mattson	66,000	35,992	0	0	0	101,992
Albert J. Moyer	56,000	35,992	0	0	0	91,992
Walter F. Walker	41,000	35,992	0	0	0	76,992

(1)
The amounts listed under “Fees Earned or Paid in Cash” are based on fees earned by or paid to our non-employee directors which include the standard Board and Committee member and chairman retainers under “Director Compensation” immediately preceding this table.  The amounts listed do not include reimbursement of expenses in attending the meetings.

(2)
In accordance with recent changes in the SEC’s rules, the amounts reported in this column reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our non-employee directors during fiscal year 2010. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value these awards, please see the discussion of equity awards contained in Note 23 under Part II Item 8 of our Annual Report on Form 10-K for the fiscal year ended April 2, 2010. As described above, each of our non-employee directors received a grant of 4,326 restricted shares of common stock on September 15, 2009 with a grant date fair value of $36,000.

(3)
The number of outstanding and unvested restricted stock awards held at fiscal year end by each of the directors is as follows:  Mr. Bailey—4,326; Mr. Hausman—4,326; Mr. Mattson—4,326; Mr. Moyer—4,326; and Mr. Walker—4,326.  The number of outstanding options held at April 2, 2010 by each of the directors was as follows:  Mr. Bailey—21,000; Mr. Hausman—48,000; Mr. Mattson—33,000; Mr. Moyer—33,000; and Mr. Walker—46,000.

(4)	Mr. Hausman will retire from the Board effective as of the 2010 annual meeting.

Security Ownership of Directors and Executive Officers

The table below and on the following page contains information as of July 16, 2010, respecting the number of shares and percentage of the Company’s common stock beneficially owned by each of the Company’s six directors, by each named executive officer of the Company as shown in the table under “Executive Compensation—Summary Compensation Table” below, and by all executive officers and directors as a group. The address of each beneficial owner listed in the table is c/o LaserCard Corporation, 1875 N. Shoreline Blvd., Mountain View, California 94043. Applicable percentages are based on 12,260,312 shares outstanding on July 16, 2010.

		Director	Common		Percentage
Name, Principal Occupation, and Other Directorships	Age	Since	Shares(1)		of Class(2)

BERNARD C. BAILEY, Director	57	2006	41,576	(3)	*
Business consultant. Formerly, CEO and Director Viisage Technology, Inc. (identity solutions for security credentials) from August 2002 through August 2006. Previously, from January 2001 through August 2002, Mr. Bailey served as the Chief Operating Officer of Art Technology Group (software). Between April 1984 and January 2001, Mr. Bailey served in various capacities at IBM Corporation, including several executive positions. A graduate of the U.S. Naval Academy, Mr. Bailey served for eight years as an officer in the US Navy. Mr. Bailey is a director of Telos Corp. (information technology solutions and services) since October, 2006, a director of Spectrum Control, Inc. (electronic components) since April, 2008, and a director of EF Johnson Technologies, Inc. (communications solutions) since May 2009.

ROBERT T. DEVINCENZI, Director and Executive Officer	50	2008	199,318	(4)	1.6%
President and CEO since June 2008. Independent consultant from December 2007 to June 2008. Previously Senior Vice President of Corporate Development of Solectron Inc. (electronics manufacturing) from January 2005 to December 2007. Former President and Chief Executive Officer of Inkra Networks Inc. (Internet Protocol Network Equipment) from January 2004 to January 2005 and Ignis Optics Inc. (fiber-optic transceiver packaging) from January 2003 to January 2004. From 2000 to 2003, Mr. DeVincenzi was Senior Vice President of Ditech Communications which acquired Atmosphere Networks Inc., where he was Vice President of Global Sales, Service and Field Marketing from 1999 to 2000.

ARTHUR H. HAUSMAN, Director	87	1981	82,718	(5)	*
Private investor. Retired as Chairman, President and Chief Executive Officer of Ampex Corporation (manufacturer of professional audio-video systems, data/memory products and magnetic tape) in December 1987.

DONALD E. MATTSON, Director	78	2005	47,326	(6)	*
Private investor. Retired Senior Vice President and Chief Operating Officer of InVision Technologies, an explosives detection systems manufacturer, from November 2000 until its acquisition by GE in January 2005.

ALBERT J. MOYER, Director	66	2005	47,326	(7)	*
Private investor. Director of QAD, Inc. from 2000 to 2005. Retired as Executive Vice President and Chief Financial Officer of QAD Inc. (a publicly held software company and subsequently served as consultant to QAD) in February 2000. Director of MaxLinear, Inc. (broadband communications products), Director of Collectors’ Universe, Inc. (collectibles markets), CalAmp Corp. (wireless communication products), Virco Manufacturing Corp. (education furniture), and Occam Networks, Inc. (telecommunications products).

WALTER F. WALKER, Director	56	1999	160,367	(8)
Principal, Manager of Hana Road Partners LP, an investment management fund since January, 2008. Private investor between October 2006 and January 2008. Previously, President, from September 1994 to October, 2006, of The Basketball Club of Seattle, LLC, which owned the Seattle Sonics & Storm Basketball teams (NBA and WNBA basketball). Formerly, was President in 1994 of Walker Capital, Inc. (money management firm) and Vice President, from 1987 to 1994, of Goldman Sachs & Co. (investment banking firm). Member of the Institute of Chartered Financial Analysts (CFAs).					1.3%

CHRISTOPHER J. DYBALL, Executive Officer	59	2001	268,978	(9)	2.2%
Chief Operating Officer since November 2004. Formerly President from November 2004 through September 2005, Co-Chief Executive Officer from August 2003 through November 2004 and Executive Vice President from 1992 through November 2003.

STEVEN G. LARSON, Executive Officer	60		189,672	(10)	1.5%
Vice President of Finance, Treasurer and Secretary since 1987.

STEPHEN D. PRICE-FRANCIS, Executive Officer	63		92,258	(11)	*
Vice President of Marketing since May, 2008. Previously Vice President of Business Development from November 2004 to May 2008. Previously Vice President of Business Development from 1999 to November 2004 of LaserCard Systems Corporation, a former subsidiary of LaserCard Corporation.

All executive officers and directors as a group (the 9 persons named above)			1,129,539	(12)	8.7%

(1)
To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)
For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)
Includes 41,576 shares purchasable by exercise of option within 60 days. Includes 4,326 restricted shares subject to repurchase by the Company if service as a director terminates on or before August 15, 2010.

(4)
Includes 123,750 shares purchasable by exercise of option within 60 days. Includes 10,000 restricted shares that vest in cumulative increments of one-half (1/2) each at the end of 36 months and 48 months from June 2, 2008, 17,496 restricted shares that vest in cumulative increments of one-third (1/3) each at the end of 24 months, 36 months, and 48 months from July 8, 2009, and 30,000 restricted shares that vest in cumulative increments of one-fourth (1/4) each at the end of 12 months, 24 months, 36 months, and 48 months from June 1, 2010.  These restricted stock awards are subject to repurchase by the Company if service as an employee terminates.

(5)
Includes 48,000 shares purchasable by exercise of option within 60 days.  Includes 4,326 restricted shares subject to repurchase by the Company if service as a director terminates on or before August 15, 2010.

(6)
Includes 33,000 shares purchasable by exercise of option within 60 days.  Includes 4,326 restricted shares subject to repurchase by the Company if service as a director terminates on or before August 15, 2010.

(7)
Includes 33,000 shares purchasable by exercise of option within 60 days.  Includes 4,326 restricted shares subject to repurchase by the Company if service as a director terminates on or before August 15, 2010.

(8)
Includes 46,000 shares purchasable by exercise of option within 60 days. Includes 4,326 restricted shares subject to repurchase by the Company if service as a director terminates on or before August 15, 2010.  Does not include 1,000 shares owned by Mr. Walker’s wife, as to which shares Mr. Walker disclaims any beneficial ownership.

(9)
Includes 228,595 shares purchasable by exercise of option within 60 days.  Includes 3,750 restricted shares that vest in cumulative increments of one-half (1/2) each at the end of 36 months and 48 months from September 21, 2007 and 8,837 restricted shares that vest in cumulative increments of one-fourth (1/4) each at the end of 12 months, 24 months, 36 months, and 48 months from September 22, 2009.  These restricted stock awards are subject to repurchase by the Company if service as an employee terminates.

(10)
Includes 172,000 shares purchasable by exercise of option within 60 days.  Includes 3,750 restricted shares that vest in cumulative increments of one-half (1/2) each at the end of 36 months and 48 months from September 21, 2007 and 8,247 restricted shares that vest in cumulative increments of one-fourth (1/4) each at the end of 12 months, 24 months, 36 months, and 48 months from September 22, 2009.  These restricted stock awards are subject to repurchase by the Company if service as an employee terminates.

(11)
Includes 77,234 shares purchasable by exercise of options within 60 days.  Includes 1,250 restricted shares that vest in cumulative increments of one-half (1/2) each at the end of 36 months and 48 months from September 21, 2007 and 5,301 restricted shares that vest in cumulative increments of one-fourth (1/4) each at the end of 12 months, 24 months, 36 months, and 48 months from September 22, 2009.  These restricted stock awards are subject to repurchase by the Company if service as an employee terminates.

(12)
Includes 778,829 shares purchasable by exercise of option within 60 days.  Includes 80,261 restricted shares subject to repurchase if services as an employee or director, as the case may be, terminates.

*	Represents less than 1% of the issued and outstanding shares of common stock as of July 16, 2010.

It is anticipated that each director and each executive officer will continue in his position, although there is no understanding or arrangement to that effect.  Each director holds office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. Each executive officer serves at the pleasure of the Board of Directors.  Each executive officer holds office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal.  There are no family relationships among any directors or executive officers of the Company.

PROPOSAL 2: RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has appointed SingerLewak LLP (“SL”) as the Company’s independent accountants to audit the financial statements of the Company for the fiscal year ending April 1, 2011.  SL audited the Company’s financial statements for the fiscal years ended April 2, 2010 and April 3, 2009.

SL was appointed as the Company’s independent accountants in June 2008, to replace Odenberg Ullakko Muranishi & Co. LLP (“OUM”).  OUM was previously engaged as the Company’s independent accountants and had audited the Company’s financial statements beginning with fiscal year 2005.  No report on the financial statements prepared by OUM for either of the Company’s last two fiscal years for which OUM served as the Company’s independent accountants contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.  During the Company’s fiscal years ended March 30, 2007 and March 28, 2008, respectively, and during the subsequent interim period beginning March 29, 2008, through June 9, 2008, there were no disagreements with OUM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of OUM, would have caused OUM to make reference to the subject matter of such disagreements in connection with its report.  In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within such time period.

Representatives of SL are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of SL as the Company’s independent accountants is not required by the Company’s By-Laws or otherwise. The Board of Directors is submitting the selection of SL to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent accountants if the Audit Committee is unable to reach a mutually satisfactory agreement with SL at any time subsequently during the year or if the Audit Committee determines that such a change is in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR the above proposal.

Required Vote for Approval of Proposal 2

Approval of the above proposal related to the ratification of the Company’s independent accountants will require the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the meeting. Stockholders may (1) vote “FOR,” (2) vote “AGAINST,” or (3) ”ABSTAIN” from voting on Proposal 2.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal year 2010, as well as our two other executive officers during fiscal year 2010. These individuals are listed in the Summary Compensation Table below and are referred to herein as the “named executive officers.”

Compensation Philosophy.  The Company’s compensation practices for its named executive officers are intended to provide total compensation opportunities that are competitive with the pay practices of similar, high-technology companies. The goal of these compensation practices is to enable the Company to attract, retain and motivate superior performing officers and to align their compensation with the Company’s business objectives and performance, thereby providing incentives for management to strive to increase stockholder value and contribute to the long-term success of the Company.

Consistent with these goals, the Company’s compensation programs for named executive officers include a mix of base salary, cash bonuses, and equity awards.  Each element is considered independently of the others so that the decision as to one element does not affect the decision as to the other elements.  Base salary is intended to provide the executive a fixed level of cash compensation.  Bonuses are intended to provide cash compensation linked to the Company’s achievement of short-term financial and operational goals considered by the Independent Directors and the Compensation Committee to be significant indicators of the Company’s growth and success.  Equity awards are used primarily to link executive incentives and the creation of stockholder value and to further link the interests of executives with those of our stockholders.  This mix of compensation elements is intended to place a significant portion of compensation at risk and emphasizes performance.  The Company utilizes a similar compensation program for its other key exempt employees.

For fiscal years 2008, 2009 and 2010, the Compensation Committee determined that it did not need to retain independent compensation consultants and has relied on its own subjective judgment and knowledge of the industry in making its executive compensation decisions.  Prior to fiscal year 2011, the Compensation Committee determined that it would be appropriate to retain independent compensation consultants to evaluate the Company’s executive compensation program relative to the competitive market.  The Compensation Committee had previously not retained a compensation consultant since fiscal year 2007.  Accordingly, Compensia, Inc. was retained by the Compensation Committee in January 2010 to assist the committee in its executive compensation decisions for fiscal year 2011.

As noted above, the CEO’s compensation is established by the independent members of the Board of Directors after taking into account the recommendations of the Compensation Committee.  (The independent members of the Board of Directors are referred to in this discussion as the “Independent Directors.”)  The Compensation Committee approves the compensation for each of the Company’s executive officers other than the CEO.  None of the named executive officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other named executive officers, although the Compensation Committee does consider the recommendations of our CEO in setting compensation levels for our other executive officers.

Base Salary. The Compensation Committee annually reviews and recommends to the Independent Directors the base salary level for the CEO, based on industry practice, competitive factors, prior experience, technical and administrative ability, position and responsibility, corporate performance, individual contribution, in-depth knowledge of the Company and its technology and similar factors.  The Compensation Committee also takes these factors, along with the recommendations of the CEO, into account in establishing the base salary of the other named executive officers.

Mr. DeVincenzi’s base salary was established by the Independent Directors in connection with his hiring as CEO in June 2008 and is set forth in his employment agreement.  With respect to the named executive officers other than the CEO, the Compensation Committee determined that their base salaries for fiscal year 2010 would remain at the same levels as for the three preceding fiscal years in light of general economic conditions at the time the decision was made early in the fiscal year.

Bonus Compensation. The Company each year has established a plan that provides for bonuses to be awarded to the named executive officers and other key management employees based on specific goals achieved by the Company and the level of contribution to achievement of the goals by the individual named executive officers and key employees.  The Company’s performance objectives include operating, strategic and financial goals considered critical to the Company’s short and long term goals.  Bonuses for a fiscal year are paid during the first fiscal quarter of the following year once the determination of their amounts can be made based upon Company performance.

For fiscal year 2010, each of the named executive officers, as well as other key management employees of the Company, participated in a bonus plan approved by the Independent Directors (the “bonus plan”).  Under the bonus plan, a bonus pool is determined based on the Company’s pre-tax income for fiscal year 2010, excluding any profit relating to the Company’s Slovenian second source manufacturing license and after giving effect to bonuses to be paid under the bonus plan.  For fiscal year 2010, the Independent Directors established a performance goal for pre-tax income of $1.3 million and a corresponding target bonus pool for the executives and other key management employees participating in the bonus plan of $547,000.

The actual bonus pool amount is determined as follows:

Fiscal Year 2010 Pre-Tax Income	% of Target Bonus Pool

$3.95 million or more	200%
$1.3 million	100%
Less than $1.3 million	0%

If the Company’s pre-tax net income for the fiscal year was more than $1.3 million after giving effect to bonuses to be paid under the bonus plan and less than $3.95 million, linear interpolation between the levels identified above would be used to determine the amount of the bonus pool.  If the Company’s pre-tax income was less than $1.3 million, the bonus pool would not be funded, although the Independent Directors retain discretion under the bonus plan to pay bonuses to selected participants based on their assessment of the strategic positioning of the Company, the contributions of particular individuals and other factors.

The Independent Directors also established the following target bonus amounts for each of the named executive officers for fiscal year 2010: Mr. DeVincenzi - $198,000; Mr. Dyball - $75,000; Mr. Larson - $70,000; and Mr. Price-Francis - $60,000.  These target bonus levels are consistent with the fiscal year 2009 target levels for these executives and the Independent Directors believe them to be appropriate in light of competitive practices.  Each executive’s bonus has two components - a Company performance component weighted 60% and an individual performance component weighted 40%.  The portion of the executive’s bonus attributable to Company performance is determined by multiplying 60% of the executive’s target bonus amount by a Company performance percentage ranging from 0% if the Company did not achieve a pre-tax income of at least $1.3 million up to 330% if the Company’s pre-tax income was $3.95 million or more.

The portion of the executive’s bonus attributable to individual performance is determined by multiplying 40% of the executive’s target bonus by an individual performance factor determined at the end of the fiscal year.  The individual performance factor can range from 0% to 200% and is determined by the Independent Directors based on their subjective assessment of the executive’s achievement of individual performance goals established by the Independent Directors.  For Mr. DeVincenzi, the individual performance goals generally included implementing our business plan and delivering the profit measures under the plan, assessing our customer engagements and involvement in critical contracts, and evaluating strategic alternatives, including potential acquisitions, mergers and combinations.  For Mr. Dyball, the individual performance goals generally included achieving the production and efficiency goals established under our fiscal year 2010 operating plan, implementing process and production improvements and completing research and development initiatives in support of the companies market and client engagements. For Mr. Larson, the individual performance goals generally included the implementation and improvement of all financial reporting and compliance activities required by company operations, the identification and implementation of various business process improvements and cost reduction initiatives, and the implementation of the company’s information technology and management information system plans in association with the fiscal year 2010 operating plan.  For Mr. Price-Francis, the individual performance goals generally included the construction and implementation of our overall marketing objectives and tactics in association with our fiscal year 2010 operating plan, including staffing plans, various product promotional initiatives, refinements of our market messaging and the projection of our corporate image. However, the individual performance component is subject to the Company’s satisfaction of the $1.3 million threshold requirement for pre-tax income, as described above, because it is funded out of the bonus pool.  In no event can the total bonuses paid under the bonus plan exceed the amount of the bonus pool determined as described above.

At the end of fiscal year 2010, the Independent Directors determined that due to the Company’s pre-tax income for fiscal year 2010 of $7.256 million, the bonus pool would be funded at the maximum level.  Accordingly, the percentage of the target bonus pool for fiscal year 2010 funded under the formula described above is 200% and the Company performance percentage for each executive is 330%.  The Independent Directors then made a subjective evaluation of each named executive officer’s individual performance during fiscal year 2010 in light of the performance objectives identified above and determined that the individual performance factor for each executive would be 100%.

The table below sets forth the amount awarded to each named executive officer for the Company and individual performance components under the bonus plan:

Name	Target Bonus	Company Performance Component(1)	Individual Performance Component(2)	Final Bonus
Robert T. DeVincenzi	$198,000	$392,040	$79,200	$471,240
Christopher Dyball	$75,000	$148,500	$30,000	$178,500
Steven G. Larson	$70,000	$138,600	$28,000	$166,600
Stephen Price-Francis	$60,000	$118,800	$24,000	$142,800

(1)  Amounts determined by multiplying the Company performance percentage identified above (330%) by the 60% of each executive’s bonus opportunity allocated to the Company performance component.

(2)  Amounts determined by multiplying the executive’s individual performance percentage determined by the Independent Directors in its judgment as described above (100% for each executive) by the 40% of the executive’s bonus opportunity allocated to the individual performance component.

Equity Awards. The purpose of the Company’s equity award program is to attract and retain talented executives and other key employees and to align their personal financial interests with those of the Company’s stockholders.  In approving individual equity awards and determining the grant levels for each award, the Independent Directors and the Compensation Committee consider individual performance, overall contribution to the Company, retention, the number of unvested stock awards held by the executive, the total number of shares of stock to be subjected to equity awards to be granted that year, and the associated accounting expense.

Executive officers are generally granted equity awards at the first Compensation Committee meeting following commencement of employment (or, in the case of grants to a new CEO, at the first meeting of the Independent Directors following commencement of employment).  Annual grants to the named executive officers are generally made on or close to the date of the annual stockholders meeting.  In addition, while the Company retains the discretion to grant the named executive officers additional equity awards at other times based upon superlative performance, such grants have generally not been made for the past several years.

The Company’s equity program has historically consisted of grants of stock options.  Because the exercise price of the options is equal to the market price of the Company’s common stock on the date of grant, options help to align the interests of the Company’s executives with those of its stockholders as the options will not have value unless there is appreciation in the Company’s stock price.  The options also serve as a retention tool since they are generally granted with a term of seven years and vest over a four-year period.  This approach is designed to focus key employees on the sustainable growth of the Company and the creation of stockholder value over the long term.  In granting options, the Company uses the average of the high and low trading prices on the date of grant as the exercise price, rather than the closing trading price, as the Company believes that this average price is a more reliable measure of the fair market value of the Company’s common stock on the grant date.

In recent years, the Company has also made grants of restricted stock awards to its executive officers.  In general, the restricted stock awards vest over a period of four years following the date of grant.  Restricted stock awards are designed both to link executives’ interests with those of stockholders as the shares’ value depends on the Company’s stock price and to provide a long-term retention incentive for the vesting period as shares generally have value regardless of stock price volatility.

In July 2009, the Independent Directors and the Compensation Committee approved grants of restricted stock to each of the named executive officers.  To comply with certain grant limitations under our stock plan, the grants to Mr. Dyball and Mr. Larson were effective in September 2009.  The Compensation Committee approved these grants based on its subjective assessment that the Company achieved a high-level of pre-tax income for the first quarter of fiscal year 2010 and in recognition of the fact that no bonuses were paid under the bonus plan for fiscal year 2009.  Each of these grants is also subject to a four-year vesting schedule and intended to provide an additional retention incentive.  The grant levels were determined by the Independent Directors and the Compensation Committee based on a subjective assessment of the executive’s contribution to the Company and other equity holdings, stockholder dilution and accounting considerations as described above.

Other.  Other elements of executive officer compensation, all of which are available either to all employees or to all exempt employees on the same basis, consist of participation in the Company’s 401(k) plan, and Company-paid premiums on medical and life insurance and long-term disability policies.  The Company generally does not provide pension plans (other than the 401(k) plan), nonqualified deferred compensation plans or material perquisites or personal benefits to the named executive officers.

Severance and Change of Control Arrangements. The Independent Directors and the Compensation Committee believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers.  Thus, the Company has arrangements with three of its named executive officers to provide severance pay if they are terminated without cause or resign for good reason.  In addition, if their employment is so terminated following a change of control, they receive accelerated vesting of a portion of their outstanding options.  The Independent Directors and the Compensation Committee believe that it is important to provide the named executive officers with the incentive to remain employed with the Company or its successor following a change in control so that the acquirer may transition appropriately and more readily obtain the full value of the Company’s assets, which would benefit Company stockholders.  Therefore, the Company does not grant benefits that are payable simply in the event of a change in control.

In January 2010, the Company entered into amended and restated employment agreements with Mr. Dyball and Mr. Larson to provide that, if the executive is terminated without cause or resigns for good reason, he will be entitled to a prorated bonus for the year in which the termination occurs in addition to the severance benefits described above.  The Compensation Committee believed that these amendments were appropriate based on its subjective assessment of these executives’ performance and roles with the Company and of market practices generally.

These severance arrangements are described below under “Potential Payments upon Termination of Employment or Change-in-Control.”

Tax Considerations.  The Company generally intends to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code. Section 162(m) provides that the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. The Company does not expect that the non-exempt compensation to be paid to any of our executive officers for fiscal year 2010 as calculated for purposes of section 162(m) will exceed the $1 million limit.  The Company reserves the right to structure executive compensation programs that may not qualify as performance-based compensation under section 162(m) as it determines appropriate in the circumstances.

Subsequent Committee Action

In April 2010, the Independent Directors approved the modification of certain stock options previously granted to each of the Named Executive Officers so that the options would vest based upon continued service with the Company rather than stock price levels.  As modified, the options are scheduled to vest as to 25% of the option on the first anniversary of the modification date and in equal quarterly installments over a three-year period thereafter.  The options affected are: for Robert DeVincenzi, 330,000 shares granted June 8, 2008; for Christopher Dyball, 100,000 shares granted September 22, 2008; for Steven Larson, 100,000 shares granted September 22, 2008; and for Stephen Price-Francis, 30,000 shares granted September 22, 2008.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The following report of the Compensation Committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and proxy statement on Schedule 14A.

Compensation Committee
Arthur H. Hausman (Chairman)
Bernard C. Bailey
Albert J. Moyer

Fiscal Year 2010 Summary Compensation Table

The Summary Compensation table below discloses the total compensation awarded to, earned by, or paid to the named executive officers (as defined above), for services rendered in all capacities to the Company and its subsidiaries:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Robert T. DeVincenzi	2010	330,013	--	79,199	--	471,240	17,863	(2)	898,315
President and Chief Executive Officer	2009	268,929	--	142,300	1,887,301	--	14,247		2,312,777

Christopher J. Dyball	2010	305,011	--	74,805	--	178,500	17,002	(3)	575,318
Chief Operating Officer	2009	305,011	--	--	174,708	--	26,369		506,088
	2008	305,011	--	78,000	161,901	--	25,909		570,821

Steven G. Larson	2010	263,994	--	69,811	--	166,600	12,972	(4)	513,377
Vice President, Finance and	2009	265,013	--	--	174,708	--	21,167		460,888
Chief Financial Officer	2008	265,013	--	78,000	161,901	--	21,273		526,187

Stephen Price-Francis	2010	192,005	--	23,999	--	142,800	13,560	(5)	372,364
Vice President, Marketing	2009	192,005	--	--	52,412	--	17,336		261,753
	2008	192,374	--	26,000	53,967	--	23,375		295,716

(1)
In accordance with recent changes in the SEC’s rules, the amounts reported in these columns of the table above for fiscal year 2010 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to the named executive officers during fiscal year 2010. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements.  Please see a discussion of all assumptions used in the valuation of these awards in Note 23, which is included in Part II Item 8 of our Annual Report on Form 10-K for the fiscal year ended April 2, 2010. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s rules previously required that we present stock award and option award information for fiscal years 2009 and 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to fiscal years 2009 and 2008 on a similar basis as the fiscal year 2010 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past rules, the amounts reported in the table above for stock award and option awards in fiscal years 2009 and 2008 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each named executive officer’s total compensation amounts for fiscal years 2009 and 2008 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(2)
Consists of the following amounts paid for by us: (i) $4,112 for Company’s matching contribution on behalf of the individual in the Company’s 401(k) plan, (ii) $12,188 for group insurance premiums; and (iii) $663 for group term life insurance premium, and (iv) $900 for long-term disability insurance premium.

(3)
Consists of the following amounts paid for by us:  (i) $3,801 for Company’s matching contribution on behalf of the individual in the Company’s 401(k) plan, (ii) $11,688 for group insurance premium; (iii) $613 for group term life insurance premium, and (v) $900 for long-term disability insurance premium.

(4)
Consists of the following amounts paid for by us: (i) $3,290 for Company’s matching contribution on behalf of the individual in the Company’s 401(k) plan, (ii) $ for $8,353 group insurance premium; (iv) $533 for group term life insurance premium, and (v) $795 for long-term disability insurance premium.

(5)
Consists of the following amounts paid for by us:  (i) $2,392 for Company’s matching contribution on behalf of the individual in the Company’s 401(k) plan, (ii) $10,206 for group insurance premium; (iv) $387 for group term life insurance premium, and (v) $576 for long-term disability insurance premium.

 Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our named executive officers for the fiscal years indicated above. The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and restricted stock awards granted in fiscal year 2010, provides information regarding the long-term equity incentives awarded to named executive officers in fiscal year 2010. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements—Cash Compensation

In June 2008, the Company entered into an employment agreement with Mr. DeVincenzi in connection with his appointment as the Company’s President and Chief Executive Officer. The employment agreement has a five-year term.  Under his employment agreement, Mr. DeVincenzi receives base salary at an annualized rate of $330,000 (subject to adjustment from time to time) and is eligible to receive an annual incentive bonus with a target bonus amount equal to 60% of his base salary. Provisions of Mr. DeVincenzi’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

In January 2010, the Company entered into employment agreements with each of Mr. Dyball and Mr. Larson. Each of these employment agreements has a two-year term.  Mr. Dyball’s employment agreement provides for him to receive base salary at an annualized rate of $305,011 (subject to adjustment from time to time), while Mr. Larson’s employment agreement provides for him to receive base salary at an annualized rate of $265,013 (subject to adjustment from time to time).  Each of these agreements also provides for the executive to receive a discretionary annual bonus.  Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Fiscal Year 2010 Grants of Plan-Based Awards Table

The following table presents information regarding the incentive awards granted to the Named Executive Officers in fiscal year 2010:

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Closing Price on Option Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Robert T.	N/A	--	198,000	550,440	--	--	--	--	--	--	--	--
DeVincenzi	7/8/2009	--	--	--	--	--	--	23,328	--	--	--	79,199

Christopher	N/A	--	75,000	208,500	--	--	--	--	--	--	--	--
Dyball	9/22/2009	--	--	--	--	--	--	8,837	--	--	--	74,805

Steven G.	N/A	--	70,000	194,600	--	--	--	--	--	--	--	--
Larson	9/22/2009	--	--	--	--	--	--	8,247	--	--	--	69,811

Stephen	N/A	--	60,000	166,800	--	--	--	--	--	--	--	--
Price-Francis	7/8/2009	--	--	--	--	--	--	7,069	--	--	--	23,999

(1)
The amounts reported in this column reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in this column, please see footnote (1) to the Summary Compensation Table.

Description of Plan-Based Awards

For a description of the material terms of the “non-equity incentive plan awards” granted to our named executive officers for fiscal year 2010, please see the “Compensation Discussion and Analysis” above.

Each of the equity-based awards granted during fiscal year 2010 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the Company’s 2004 Equity Incentive Compensation Plan (the “Plan”). The Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the Plan, if there is a change in control of the Company, each named executive officer’s outstanding awards granted under the plan will be subject to the agreement that governs the transaction.  The agreement may provide for the substitution, assumption, exchange or other continuation or settlement of the outstanding awards and may provide for the acceleration of vesting of the outstanding awards.  The named executive officers may also be entitled to accelerated vesting of their equity awards in connection with certain terminations of employment as described below under “Potential Payments Upon Termination or Change in Control.”

Column (i) of the table above reports awards of restricted stock granted to each of the named executive officers during fiscal year 2010.  Each award is subject to a four-year vesting schedule, with 25% of the award vesting on each of the first four anniversaries of the grant date.  Prior to the time the shares become vested, the executive generally does not have the right to dispose of the restricted shares, but does have the right to vote and receive dividends (if any) paid by the Company in respect of the restricted shares.

Outstanding Equity Awards At Fiscal Year-End 2010

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of April 2, 2010:
	Option Awards							Stock Awards
					Equity
					Incentive
					Plan
					Awards:					Market
		Number	Number		Number			Number		Value of
		Of	Of		Of			Of Shares		Shares or
		Securities	Securities		Securities			Or Units		Units of
		Underlying	Underlying		Underlying			Of Stock		Stock
		Unexercised	Unexercised		Unexercised	Option		That Have		That Have
		Options	Options		Unearned	Exercise	Option	Not		Not
		(#)	(#)		Options	Price	Expiration	Vested		Vested
Name	Grant Date	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(5)

Robert T. DeVincenzi	6/2/2008	96,250	123,750	(1)	—	$7.12	6/2//2018	—		—
	6/2/2008	—	330,000	(2)	—	$7.12	6/2//2018	—		—
	6/2/2008	—	—		—	—	—	15,000	(3)	101,250
	7/8/2009	—	—		—	—	—	23,328	(3)	157,464

Christopher J. Dyball	9/22/2000	30,000	0		—	$16.69	9/22/2010	—		—
	9/21/2001	30,000	0		—	$13.13	9/21/2011	—		—
	6/6/2002	50,000	0		—	$17.68	6/6/2012	—		—
	5/24/2005	48,752	0		—	$6.05	5/24/2015	—		—
	5/25/2006	35,156	2,344	(1)	—	$16.79	5/24/2013	—		—
	9/22/2006	10,937	1,563	(1)	—	$12.06	9/22/2013	—		—
	9/21/2007	18,750	11,250	(1)	—	$10.40	9/21/2014	—		—
	9/21/2007	—	—		—	—	—	3,750	(3)	25,313
	9/22/2008	—	100,000	(2)	—	$4.84	9/22/2018	—		—
	9/22/2009	—	—		—	—	—	8,837		59,650

Steven G. Larson	9/22/2000	20,000	0		—	$16.69	9/22/2010	—		—
	9/21/2001	12,000	0		—	$13.13	9/21/2011	—		—
	6/6/2002	35,000	0		—	$17.68	6/6/2012	—		—
	5/24/2005	45,000	0		—	$6.05	5/24/2015	—		—
	5/24/2006	28,125	1,875		—	$16.79	5/24/2013	—		—
	9/22/2006	8,750	1,250	(1)	—	$12.06	9/22/2013	—		—
	9/21/2007	18,750	11,250	(1)	—	$10.40	9/21/2014	—		—
	9/21/2007	—	—		—	—	—	3,750	(3)	25,313
	9/22/2008	—	100,000	(2)	—	$4.84	9/22/2018	—		—
	9/22/2009	—	—		—	—	—	8,247		55,667

Stephen D. Price-Francis	9/22/2000	3,000	0		—	$16.69	9/22/2010	—		—
	9/21/2001	5,000	0		—	$13.13	9/21/2011	—		—
	12/10/2002	6,750	0		—	$14.99	12/10/2012	—		—
	5/24/2005	31,000	0		—	$6.05	5/24/2015	—		—
	5/24/2006	17,578	1,172	(1)	—	$16.79	5/24/2013	—		—
	9/22/2006	5,468	782	(1)	—	$12.06	9/22/2013	—		—
	9/21/2007	6,250	3,750	(1)	—	$10.40	9/21/2014	—		—
	9/21/2007	—	—		—	—	—	1,250	(3)	8,438
	9/22/2008	—	30,000	(2)	—	$4.84	9/22/2018	—		—
	7/8/2009	—	—		—	—	—	7,069		47,716

(1)	These options are exercisable over a four-year period, with 25% exercisable one year from the date of grant and the balance exercisable in quarterly installments thereafter.

(2)	These options are exercisable over a four-year period, with 25% exercisable one year from April 5, 2011 and the balance exercisable in quarterly installments thereafter.

(3)	These restricted stock awards vest in installments of one-fourth (1/4) each at the end of 12 months, 24 months, 36 months, and 48 months from the date of grant.

(4)
The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the preceding column by $6.75 (the closing price of our common stock on the last trading day of fiscal year 2010).

Option Exercises and Stock Vested - Fiscal Year 2010

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert T. DeVincenzi	--	--	5,000	17,800
Christopher Dyball	--	--	1,875	15,188
Steven G. Larson	--	--	1,875	15,188
Stephen Price-Francis	--	--	625	5,063

(1)
The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the fair market value of our common stock on the vesting date, multiplied by the number of shares/units that vested.

Potential Payments upon Termination of Employment or Change-in-Control

The Company has entered into agreements with its Chief Executive Officer, Robert T. DeVincenzi, Chief Operating Officer, Christopher J. Dyball, and its Vice President, Finance, and Chief Financial Officer, Steven G. Larson, to provide them in certain circumstances with severance pay and, in the event of a change of control, acceleration of the vesting of their equity awards.

Under these agreements, the executive officers will receive as severance pay twelve months base salary, generally to be paid monthly, and the Company will continue to pay its portion of COBRA benefits for up to eighteen months if they are terminated without cause or if they resign for good reason.  As noted above, the Company also amended the employment agreements with Mr. Dyball and Mr. Larson in January 2010 to provide that the executive will be entitled to a prorated bonus for the year in which the termination occurs.  In order to continue to receive these severance benefits, the officer must grant the Company a release, not solicit Company employees or full-time consultants while receiving severance, not render services to any business without Company approval, which the Company agrees to provide if such business is not competitive with the Company, and assist in transitioning his duties.

Named executive officers may be entitled to accelerated vesting of options and restricted stock vesting are accelerated after an acquisition as follows:  if the Company is acquired and the officer does not resign as an employee within four months after such acquisition, then the officer’s unvested options or restricted stock shall vest in full; if the Company acquires another entity and the officer’s position is filled by an employee at the new entity within three months or by a new person within six months, then the officer’s unvested options or restricted stock shall vest in full if the officer resigns or is terminated within the following two months for any reason.  As of the end of fiscal year 2010, the only exception to this acceleration of vesting related to Mr. DeVincenzi’s market performance stock options granted in June 2008 which would vest upon achievement of the valuation triggers identified in the option grant based upon the purchase price of the Company or in the event the surviving entity following such acquisition of the Company is the Company, then the greater of the closing stock price on the day of the acquisition or any closing day stock price during the next sixty (60) days.  As noted above, these options were amended in April 2010 to provide that they will vest based on Mr. DeVincenzi’s continued employment or service with the Company rather than stock price appreciation and, accordingly, these options are now subject to accelerated vesting after an acquisition as described above.

The following chart presents the Company’s estimate of the amount of the severance benefits to which each of the named executive officers would be entitled under the agreement described above if his or her employment terminated under the circumstances described above, and assuming for purposes of this illustration that the termination of employment occurred on April 2, 2010.

Name	Cash Severance ($)	Continuation of Health Benefits ($)	Equity Acceleration ($)(1)	Total ($)
Robert T. DeVincenzi	330,000	29,223	258,714	617,937
Christopher Dyball	305,011	23,622	275,962	604,595
Steven G. Larson	265,013	14,903	271,980	551,896
Stephen Price-Francis	--	--	113,453	113,453

(1)
This column reports the intrinsic value of the unvested portions of each executive’s awards that may accelerate in the circumstances described above. For options, this value is calculated by multiplying the amount (if any) by which the closing price of the Company’s common stock on the last trading day of fiscal year 2010 ($6.75) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock awards, this value is calculated by multiplying the closing price of the Company’s common stock on April 2, 2010 by the number of shares subject to the accelerated portion of the award.

Equity Compensation Plan Information

The table below shows information as of April 2, 2010, with respect to equity compensation plans under which equity securities of the Company are authorized for issuance.  The Company’s equity compensation plans, consisting of the Company’s 1991 Stock Option Plan and 2004 Equity Incentive Compensation Plan (the “2004 Plan”) have each been approved by security holders. The Company maintains certain other equity arrangements described below that have not been approved by stockholders.  The Company’s Employee Stock Purchase Plan was terminated effective February 18, 2009.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,806,374		$10.64	412,310	(1)

Equity compensation plans not approved by security holders (Nasdaq exemption Rule No. 4350(i)(1)(A))	603,333	(2)	$7.67	—

Totals	2,409,707		$9.90	412,310

(1)
These shares are available for future award grants under the 2004 Plan.  Subject to certain express limits of the 2004 Plan, shares available for award purposes under the 2004 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, and other forms of awards granted or denominated in shares of our common stock or units of our common stock including, without limitation, stock bonuses, restricted stock, and performance shares.  No new award grants may be made under the 1991 Stock Option Plan.

(2)
Includes options to purchase 53,333 shares of common stock granted to six key employees of the acquired German subsidiaries (the “Drexler Options”) and options to purchase 550,000 shares of common stock granted to Mr. DeVincenzi on June 2, 2008 (the “DeVincenzi Options”).  The Drexler Options were not granted under a plan and are administered by the Compensation Committee.  The DeVincenzi Options are generally subject to the same terms as awards granted under the 2004 Plan described above in the narrative to the “Grants of Plan-Based Awards Table.”  After giving effect to the April 2010 amendments described above, the DeVincenzi Options are each subject to a four-year vesting schedule.  The Drexler Options and the DeVincenzi Options each have a ten-year term and are subject to earlier termination on a termination of the optionee’s employment or a change in control of the Company.  These options generally may not be transferred by the optionee.

AUDIT COMMITTEE REPORT AND OTHER OUTSIDE ACCOUNTANT-RELATED MATTERS

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act, that might incorporate future filings, including this Proxy Statement or the Company’s Form 10-K, into which this is incorporated by reference, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings, nor shall it be deemed to be soliciting material or deemed filed with the SEC under the Securities Act of 1933 or under the Exchange Act.

The Audit Committee is comprised of the three non-employee directors listed below, each of whom qualifies as “independent” under the current listing requirements of the Nasdaq Stock Market and Exchange Act Rule 10A-3(b)(1), and one of whom, Albert Moyer, is an “audit committee financial expert” for purposes of the SEC’s rules.  The Audit Committee acts pursuant to a written charter which was most recently amended as of March 31, 2006.  On behalf of the Board of Directors, the Audit Committee retains the Company’s independent accountants, reviews the arrangements for and scope of the audit by the Company’s independent accountants and reviews their independence, and oversees generally the integrity and quality of the Company’s financial accounting and reporting practices, and its system of internal accounting controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee of LaserCard Corporation hereby reports as follows:

(1)
The Audit Committee has reviewed and discussed the audited financial statements for fiscal years 2008, 2009, and 2010 with management and with the independent accountants.  Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

(2)
The Audit Committee has discussed with SL, the Company’s independent accountants for fiscal year 2010, the matters required to be discussed by SAS 61 (Communication with Audit Committees) as amended, and any other required communications.

(3)
The Audit Committee has received from and discussed with SL the written disclosure and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed SL’s independence with SL.

(4)
Based in part on the representation, review, and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for fiscal years 2008, 2009, and 2010 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2010, for filing with the SEC.  The Audit Committee has also approved the selection of the Company’s independent accountants for fiscal year 2011.

Audit Committee
Albert J. Moyer (Chairman)
Donald E. Mattson
Walter F. Walker

Audit and Non-Audit Fees For Fiscal Years 2010 and 2009

The following table shows the aggregate fees billed to the Company by its current independent accountants, SL, in the case of audit fees for services rendered for fiscal years 2010 and 2009 and in the case of other fees, billed in such fiscal year for such services.

Description of Fees	2010	2009
Audit Fees	$374,242	$375,253
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
Total Fees for Fiscal Years 2010 and 2009	$374,242	$375,253

●
Audit Fees:  Includes fees associated with the annual audit of financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act of 2002, review of the Company’s quarterly reports on Form 10-Q, annual report on Form 10-K and periodic reports on Form 8-K, consents issued in connection with the our Form S-8 and S-3 filings, assistance and review with other documents the Company filed with the SEC.

●	Audit-Related Fees: Audit-related services principally include employee benefit plan audits and due diligence services.

●
Tax Fees: Includes fees for tax compliance (tax return preparation assistance), general tax planning, tax-related services on acquisition, and international tax consulting.  The Company was not billed by SL for tax services.

●	All Other Fees: The Company was not billed by SL for other services.

All audit and non-audit fees were approved by the Audit Committee. The Company’s policy on auditor independence does not permit the employment of its independent accountants for material non-audit related services, except for the following: services which are incidental and directly related to audit activities, tax related activities and tax planning on behalf of the Company.  The Audit Committee considered whether the provision of services other than the audit services is compatible with maintaining the auditors’ independence.

Pre-Approval Policies and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by the Company’s independent accountants be approved in advance by the Audit Committee. The Company’s policy on auditor independence requires that, prior to engaging the independent accountants in any non-audit related activity other than that specifically authorized by the Company’s policy on auditor independence, Company management report to the Audit Committee the nature of the proposed activity, including the reasons why (i) it is necessary or beneficial to the Company to use the independent accountants to engage in such activity, and (ii) the steps being taken to ensure that the engagement of the independent accountants in such activity will not, among other things, violate applicable laws or regulations of the United States and applicable states, or the rules and regulations of the Nasdaq Stock Market, on which the Company’s securities are listed. In order for the Company to engage the independent accountants in the proposed activity, the Company must obtain Audit Committee approval.

MISCELLANEOUS MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company typically files these reports on behalf of its directors and officers, based on information provided by them. The Company believes, based on its review of Forms 3, 4, 5, if any, and periodic written representations from reporting persons, that all officers, directors, and holders of more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements for the 2010 fiscal year. The SEC’s filings database website at “http://www.sec.gov” contains the electronic filings of Forms 3, 4, and 5 of the Company’s directors and executive officers. Alternatively, the Company’s website, www.lasercard.com, provides a hypertext link to these SEC Section 16(a) filings.

Beneficial Ownership Of Common Stock

The table below, based upon information supplied by the principal stockholders, shows the name, address, number of shares held, nature of ownership and percentage of shares held as of July 16, 2010 by the persons or entities known to the Company to own beneficially more than 5% of the outstanding common stock.  Applicable percentages are based on 12,260,312 shares outstanding on July 16, 2010.

BENEFICIAL OWNERSHIP BY PRINCIPAL STOCKHOLDERS

	Common	Percent of
Name and Address of Beneficial Owner	Shares	Class

Andrew Y. Kurita	921,000	7.5%
Kettle Hill Capital Management LLC (1)

(1)
Based on a Schedule 13G/A filed on February 5, 2010, by Andrew Y. Kurita and Kettle Hill Capital Management, LLC.  According to that form, Andrew Y Kurita has beneficial ownership of, and shared voting and dispositive power with respect to, 921,000 shares of the Company’s stock and sole voting and dispositive power with respect to 21,000 of the shares.  Kettle Hill Capital Management, LLC has beneficial ownership of, and shared voting and dispositive power with respect to, 900,000 shares.  The address of Andrew Y. Kurita and Kettle Hill Capital Management, LLC is 101 Park Avenue, 23rd Floor, New York, NY 10178.

Code of Ethics

The Company has adopted a code of ethics that applies to all Company employees.  A copy of this code of ethics is accessible free of charge on the Company’s Internet website for investor relations (www.lasercard.com).  Information contained on the Company’s website is not part of this report.

STOCKHOLDER MEETING MATTERS

Proxy Cost and Solicitation

The Company bears all expenses incurred in connection with the solicitation of proxies.  Proxies may be solicited by mail, in person, by telephone, or by other methods. Solicitations may be made by directors, officers, and employees of the Company, none of whom will receive additional compensation for such solicitations. The Company will request banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares of common stock they hold of record. The Company will reimburse these record holders for clerical and mailing expenses incurred by them in forwarding these materials to their customers.

Other Matters For The 2010 Annual Meeting

The Company’s management does not intend to bring any business before the meeting other than the matters referred to in the accompanying Notice. However, if any other matters are properly presented at the meeting, all proxies solicited hereby will be voted in accordance with the discretion of the proxy holders.

Stockholder Proposals And Board Nominations For The 2011 Annual Meeting

Stockholder proposals intended to be presented by such stockholders at the Company’s 2011 Annual Meeting must be received by March 30, 2011 by the Secretary of the Company at the principal executive offices of the Company (presently 1875 North Shoreline Boulevard, Mountain View, CA 94043) in order to be included in the Company’s proxy statement and form of proxy relating to that meeting.  However, if the date of the 2011 Annual Meeting is changed by more than 30 days from the date of September 16, 2011, the stockholder proposal must be received a reasonable time before the Company begins to print and send its proxy materials.

The Company’s proxy for the 2011 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting unless the stockholder proposal is received by June 13, 2011.  However, if the date of the 2011 Annual Meeting is changed by more than 30 days from the date of September 16, 2011, the Company’s proxy statement for the 2011 Annual Meeting will confer discretionary authority to vote on any proposal not received a reasonable time before the Company begins to send its proxy materials.

AVAILABILITY OF FORM 10-K

Upon request, the Company will provide without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2010, including the financial statements, schedules, and list of exhibits.  The Company will furnish exhibits to the Annual Report on Form 10-K to any requesting stockholder for a reasonable fee per page.  The request for the Annual Report and/or its exhibits must include a written good faith representation by the stockholder that as of July 16, 2010, the stockholder was entitled to vote at the Annual Meeting.  Please send requests to: Steven G. Larson, Vice President of Finance, Corporate Office, LaserCard Corporation, 1875 N. Shoreline Blvd., Mountain View, California 94043.  Alternatively, the Company’s 10-K and other SEC filings are posted on the Company’s website, “www.lasercard.com” which also has a hypertext link to the SEC’s website at “www.sec.gov/edgar/searchedgar/companysearch.html” for filings under the Company’s CIK code which is 30140.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/lcrd
LASERCARD CORPORATION	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

77916	Fulfillment 77918

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 AND 2.									Please mark your votes as indicated in this example		☒

				FOR	WITHHOLD	*EXCEPTIONS
1.	ELECTION OF DIRECTORS			ALL	FOR ALL				FOR	AGAINST	ABSTAIN
	Nominees:
01 02 03	Bernard C. Bailey Robert T. DeVincenzi Donald E. Mattson	04 05	Albert J. Moyer Walter F. Walker	☐	☐	☐	2.	Ratification of SingerLewak LLP as our Independent Registered Public Accounting firm.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)							3.	OTHER MATTERS. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment, continuation or postponement thereof.

*Exceptions

									Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can access your LaserCard Corporation account online.

Access your LaserCard Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for LaserCard Corporation, makes it easy and convenient to get current information on your shareholder account.

●	View account status	●	View payment history for dividends
●	View certificate history	●	Make address changes
●	View book-entry information	●	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect ®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2010 Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.proxyvoting.com/lcrd

▼ FOLD AND DETACH HERE ▼

PROXY LASERCARD CORPORATION 2010 Annual Meeting of Stockholders – September 14, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Robert T. DeVincenzi and Steven G. Larson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of LaserCard Corporation Common Stock, held of record by the undersigned on Friday, July 16, 2010, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held September 14, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

	77916	Fulfillment
77918